Exhibit 99.1

Extra Space Storage Inc. Phone (801) 562-5556 Fax (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Fourth Quarter and Full Year 2009 Results

— Same-Store Occupancy Finishes Year 1.0% Higher than 2008 —

— Secures $63.0 Million in Debt Financing for the Quarter and $340.5 Million for the Year —

— Declares First Quarter 2010 Dividend of $0.10 Per Share —

SALT LAKE CITY, Utah, February 22, 2010 — Extra Space Storage Inc. (NYSE: EXR), a leading owner and operator of self-storage properties in the United States, announced today operating results for the three months and year ended December 31, 2009.

Highlights for the Three Months Ended December 31, 2009:

•                  Achieved funds from operations (“FFO”) of $0.22 per diluted share including development dilution of $0.03 per share.  FFO as adjusted was $0.23 per share after excluding approximately $0.01 of non-recurring severance charges associated with the Company’s closure of its Memphis, Tennessee marketing operations.

•                  Same-store revenue and net operating income (“NOI”) decreased by 4.0% and 6.9%, respectively, when compared to the three months ended December 31, 2008.

•                  Increased same-store occupancy to 83.2% as of December 31, 2009 compared with 82.2% as of December 31, 2008.

•                  Secured $63.0 million of debt financing as part of the Company’s efforts to strengthen its balance sheet.

•                  Completed the development of four self-storage properties at a total cost of approximately $36.0 million.

•                  Declared and paid a dividend of $0.13 per common share.

Spencer F. Kirk, Chairman and CEO of Extra Space Storage Inc., stated:  “Despite the challenging environment, we realized numerous achievements in 2009. These include improving our balance sheet, maximizing our property performance and expanding our operational footprint by 10%.  As we look to 2010 and beyond, we are more optimistic as occupancy and rental rates strengthen.  We are also encouraged about the options available for Extra Space to grow in an intelligent manner through our third-party management program and potential acquisition opportunities.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three months and years ended December 31, 2009 and 2008, and also provides a reconciliation to GAAP net income per diluted share for each period presented (data shown in thousands, except for share and per share data):

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2009		2008		2009		2008
			(As Revised)				(As Revised)
		(Per Share)		(Per Share)		(Per Share)		(Per Share)
Net income attributable to common stockholders	$5,932	$0.06	$15,033	$0.16	$31,977	$0.35	$35,781	$0.43
Adjustments:
Real estate depreciation	12,474	0.14	12,308	0.14	48,417	0.53	42,834	0.52
Amortization of intangibles	201	0.00	991	0.01	1,647	0.02	4,494	0.05
Joint venture real estate depreciation and amortization	1,521	0.02	1,428	0.02	5,805	0.06	5,072	0.06
Joint venture loss on sale of properties	7	0.00	—	—	175	0.00	—	—
Distributions paid on Preferred Operating Partnership units	(1,438)	(0.02)	(1,437)	(0.02)	(5,750)	(0.06)	(5,750)	(0.07)
Income allocated to Operating Partnership noncontrolling interests	1,763	0.02	2,518	0.03	8,012	0.09	8,444	0.10
Funds from operations	$20,460	$0.22	$30,841	$0.34	$90,283	$0.99	$90,875	$1.09

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes (1)	405	0.00	913	0.01	2,239	0.02	4,060	0.05
Gain on repurchase of exchangeable senior notes	(352)	0.00	(6,311)	(0.07)	(27,928)	(0.30)	(6,311)	(0.08)
Unrecovered development and acquisition costs	106	0.00	96	0.00	19,011	0.21	1,727	0.02
Severance costs	825	0.01	—	—	2,225	0.02	—	—
Funds from operations - adjusted	$21,444	$0.23	$25,539	$0.28	$85,830	$0.94	$90,351	$1.08

Weighted average number of shares - diluted	91,364,431		90,837,769		91,082,834		82,352,988

(1)      On January 1, 2009, the Company adopted Accounting Standards Codification (“ASC”) 470-20 (formerly FASB Staff Position No. APB 14-1), which requires companies to expense certain implied costs of the option value related to convertible debt.  Retrospective adoption of this accounting standard has resulted in the restatement of certain prior period numbers.

FFO and FFO as adjusted include the dilutive impact from lease-up development properties which amounted to $0.03 and $0.09, respectively, for the three months and year ended December 31, 2009, compared to $0.02 and $0.06, respectively, for the three months and year ended December 31, 2008.

Operating Results:

Total revenues for the three months ended December 31, 2009 were $70.9 million compared to $70.4 million for the three months ended December 31, 2008 as a decline in rental rates was partially offset by a gain in occupancy.  Total expenses for the three months ended December 31, 2009 were $46.5 million compared to $46.3 million for the three months ended December 31, 2008.  Interest expense, including non-cash interest charges relating to the Company’s exchangeable senior notes, was $18.7 million compared to $17.3 million for the three months ended December 31, 2008.  Net income for the three months ended December 31, 2009 was $7.4 million compared to $17.1 million for the three months ended December 31, 2008.

Total revenues for the year ended December 31, 2009 were $280.5 million compared to $273.3 million for the year ended December 31, 2008.  Total expenses for the year ended December 31, 2009 were $208.6 million compared to $180.8 million for the year ended December 31, 2008.  The expenses for the year ended December 31, 2009 include a one-time charge of $21.2 million for the wind-down of our development program and the closure of marketing operations in Memphis, Tennessee.  Interest expense, including non-cash interest charges relating to the Company’s exchangeable senior notes, was $69.8 million compared to $68.7 million for the year ended December 31, 2008.  Net income for the year ended December 31, 2009 was $39.1 million compared to $43.3 million for the year ended December 31, 2008.

Same-Store Property Performance:

For the three months ended December 31, 2009, the Company’s same-store revenue and NOI at the Company’s 252 same-store properties decreased by 4.0% and 6.9%, respectively, when compared to the three months ended December 31, 2008.  The decrease in same-store rental revenue was due to decreased rental rates to incoming customers, which was partially offset by increased rental activity and lower move-outs.   The Company’s same-store expenses increased by 1.9% when compared to the three months ended December 31, 2008 primarily due to higher property taxes which was partially offset by a decrease in payroll expenses.  The Company saw improvement in same-store occupancy finishing the year at 83.2% compared to 82.2% as of December 31, 2008.

Balance Sheet:

During the fourth quarter, the Company closed $63.0 million of debt financing consisting of seven loans secured by 14 operating properties totaling $58.5 million and one construction loan totaling $4.5 million.  The Company closed $340.5 million of debt financing in 2009.

As of December 31, 2009, the Company’s total debt, including notes payable, notes payable to trusts, exchangeable senior notes and lines of credit, was $1.4 billion, compared to $1.3 billion at December 31, 2008.  The Company’s percentage of total fixed rate debt to total debt was 78.4%. As of December 31, 2009, the weighted average interest rate on the Company’s debt was 5.6% for fixed rate debt and 3.3% for variable rate debt with a combined weighted average interest rate of 5.1% and a weighted average maturity of approximately six years.   Total cash as of December 31, 2009 was $132.0 million compared to $64.0 million at December 31, 2008.

During the quarter, the Company repurchased $7.5 million principal amount of exchangeable senior notes which resulted in a gain on early extinguishment of debt of approximately $0.4 million.

Development Projects Completed:

The Company completed the development of four projects at a total cost of approximately $36.0 million.  The properties are located in California, Florida and New Jersey. There are ten development projects to be completed in the Company’s development pipeline.

Dividends — Paid and Announced:

On December 31, 2009, the Company paid a fourth quarter dividend of $0.13 per share to stockholders of record as of December 10, 2009.

Subsequent to the end of the quarter, the Company declared a first quarter 2010 dividend of $0.10 per share be paid on March 31, 2010 to stockholders of record as of March 15, 2010.

Harrison Street Joint Venture:

On January 21, 2010, the Company closed a joint venture with an affiliate of Harrison Street Real Estate Capital, LLC (“HSRE”).  HSRE contributed approximately $15.8 million in cash to the JV in return for a 50.0% ownership interest.  The Company contributed 19 wholly-owned properties and received approximately $15.8 million in cash and a 50.0% ownership interest in the joint venture.  The joint venture assumed approximately $101.0 million of existing debt which is secured by the properties.  The properties are located in California, Florida, Nevada, Ohio, Pennsylvania, Tennessee, Texas and Virginia.  The Company will continue to manage the properties.

Outlook:

The Company currently estimates that fully diluted FFO per share for the three months ending March 31, 2010 will be between $0.16 and $0.17 including lease-up dilution and non-cash interest charges related to the Company’s exchangeable senior notes.  For the year ending December 31, 2010, the Company currently estimates that fully diluted FFO per share will be between $0.74 and $0.81 including lease-up dilution and non-cash interest charges related to the Company’s exchangeable senior notes.  FFO estimates for the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.

The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•      Same-store property revenue growth between (1.5%) and 0.5%.

•      Same-store property expense growth between 1.0% and 3.0%.

•      Same-store property NOI growth between (4.0%) and 0.0%.

•      Net tenant reinsurance income between $15.0 million and $17.0 million.

•                  General and administrative expenses, net of development fees, between $43.0 million and $44.0 million, including non-cash compensation expense of approximately $3.7 million.

•                  Average monthly cash balance of approximately $100.0 million.

•                  Equity in earnings of real estate ventures between $6.0 million and $8.0 million.

•                  Interest expense between $69.0 million and $72.0 million.

•                  Weighted average LIBOR of 1.1%.

•                  Weighted average number of outstanding shares, including OP units, of approximately 91.7 million.

•                  Dilution associated with the Company’s development program of between $6.5 million and $7.5 million.

•                  Dilution associated with the HRSE joint venture of between $2.2 million and $2.4 million.

•                  Taxes associated with the Company’s taxable Real Estate Investment Trust (“REIT”) subsidiary of between $3.5 million and $4.0 million.

•                  Non-cash interest charges associated with exchangeable senior notes of  approximately $1.7 million.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link at the bottom of the home page, then on “Financial Reports,” then on “Quarterly and Other Reports” in the middle of the page and the document entitled “Q4 2009 Supplemental Financial Information.”  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance and progress of property development.

Conference Call:

The Company will host a conference call at 1:00 p.m. Eastern Time on Tuesday, February 23, 2010 to discuss its financial results.  A live webcast of the conference call will be available online on the Company’s website at www.extraspace.com in the Investor Relations section.  The conference call can also be accessed by dialing 877-407-0789 or 201-689-8562 for international participants.  A replay of the call will be available from 4:00 p.m. Eastern Time on February 23, 2010, until midnight Eastern Time on March 9, 2010.  The replay dial-in numbers are 877-660-6853 or 201-612-7415 for international callers.  To access the telephonic replay, please enter account number 3055 along with the conference ID 343772.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•      changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  potential liability for uninsured losses and environmental contamination;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Notes to Financial Information:

The Company operates as a self-managed and self-administered REIT. Readers are encouraged to find further detail regarding Extra Space Storage’s organizational structure in its most recent Annual Report on Form 10-K as filed with the SEC.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of gains from early extinguishment of debt, non-recurring write-downs and non-cash interest charges related to ASC 470-20 (formerly FASB Staff Position No. APB 14-1).  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding gains from early extinguishment of debt, non-recurring write-downs and non-cash charges related to ASC 470-20 (formerly FASB Staff Position No. APB 14-1), stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO or used as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the three months and years ended December 31, 2009 and 2008 consisted of 252 properties that were wholly-owned and operated and that were stabilized by the first day of each period.  The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

At December 31, 2009, the Company operated or had ownership interests in 766 operating properties, 290 of which were wholly-owned and consolidated, eight of which were held in joint ventures and consolidated, 344 of which were held in joint ventures and accounted for using the equity method, and 124 of which were managed and in which the Company held no ownership interest.  This compares to December 31, 2008, at which time the Company operated or had ownership interests in 694 operating properties, 279 of which were wholly-owned and consolidated, four of which were held in joint ventures and consolidated, 344 of which were held in joint ventures and accounted for using the equity method, and 67 of which were managed and in which the Company held no ownership interest.  Results for both periods include equity in earnings of real estate joint ventures, management fees, tenant reinsurance and other income.

Extra Space Storage Inc. is a leading owner and operator of self-storage properties headquartered in Salt Lake City, Utah.  The Company owns and/or operates 766 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 500,000 units and 55 million square feet of rentable space.

For Information:

Clint Halverson	James Overturf
Extra Space Storage Inc.	Extra Space Storage Inc.
(801) 365-4597	(801) 365-4501

— Financial Tables Follow —

Same-Store Property Performance for the Three Months and Year Ended December 31, 2009 and 2008 — Unaudited

(In thousands, except occupancy and property counts.)

	For the Three Months Ended December 31,		Percent	For the Year Ended December 31,		Percent
	2009	2008	Change	2009	2008	Change
Same-store rental and tenant reinsurance revenues	$56,497	$58,863	(4.0)%	$226,899	$233,682	(2.9)%
Same-store operating and tenant reinsurance expenses	19,752	19,391	1.9%	80,009	80,142	(0.2)%
Same-store net operating income	36,745	39,472	(6.9)%	146,890	153,540	(4.3)%

Non same-store rental and tenant reinsurance revenues	8,948	6,294	42.2%	32,286	18,104	78.3%
Non same-store operating and tenant reinsurance expenses	3,192	3,368	(5.2)%	14,387	9,446	52.3%

Total rental and tenant reinsurance revenues	65,445	65,157	0.4%	259,185	251,786	2.9%
Total operating and tenant reinsurance expenses	22,944	22,759	0.8%	94,396	89,588	5.4%

Same-store square foot occupancy as of quarter end	83.2%	82.2%		83.2%	82.2%

Properties included in same-store	252	252		252	252

Reconciliation of the Range of Estimated Fully Diluted Net Income Per Share to Estimated Fully Diluted FFO and Fully Diluted FFO Per Share— Adjusted for the Three Months Ending March 31, 2010 and Year Ending December 31, 2010 — Unaudited

	For the Three Months Ending March 31, 2010		For the Year Ending December 31, 2010
	Low End	High End	Low End	High End
Net income	$0.01	$0.02	$0.18	$0.25
Income allocated to Operating Partnership minority interest	0.01	0.01	0.01	0.01
Net income attributable to common stockholders per diluted share	0.02	0.03	0.19	0.26

Adjustments:
Real estate depreciation	0.13	0.13	0.50	0.50
Amortization of intangibles	0.01	0.01	0.02	0.02
Joint venture real estate depreciation and amortization	0.02	0.02	0.09	0.09
Distributions paid on Preferred Operating Partnership units	(0.02)	(0.02)	(0.06)	(0.06)
Diluted funds from operations per share	$0.16	$0.17	$0.74	$0.81

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes	0.00	0.00	0.02	0.02
Diluted funds from operations per share - adjusted	$0.16	$0.17	$0.76	$0.83

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2009	December 31, 2008
		(As revised)
Assets:
Real estate assets:
Net operating real estate assets	$2,015,432	$1,938,922
Real estate under development	34,427	58,734
Net real estate assets	2,049,859	1,997,656

Investments in real estate ventures	130,449	136,791
Cash and cash equivalents	131,950	63,972
Restricted cash	39,208	38,678
Receivables from related parties and affiliated real estate joint ventures	5,114	11,335
Other assets, net	50,976	42,576
Total assets	$2,407,556	$2,291,008

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,099,593	$943,598
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	87,663	209,663
Discount on exchangeable senior notes	(3,869)	(13,031)
Lines of credit	100,000	27,000
Accounts payable and accrued expenses	33,386	35,128
Other liabilities	24,974	22,267
Total liabilities	1,461,337	1,344,215

Commitments and contingencies

Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 86,721,841 and 85,790,331 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	867	858
Paid-in capital	1,138,243	1,130,964
Accumulated other comprehensive deficit	(1,056)	—
Accumulated deficit	(253,875)	(253,052)
Total Extra Space Storage Inc. stockholders’ equity	884,179	878,770
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	29,886	29,837
Noncontrolling interests in Operating Partnership	31,381	36,628
Other noncontrolling interests	773	1,558
Total noncontrolling interests and equity	946,219	946,793
Total liabilities, noncontrolling interests and equity	$2,407,556	$2,291,008

Consolidated Statement of Operations for the Three Months Ended December 31, 2009 and 2008 — Unaudited

(In thousands, except share and per share data)

	Three months ended December 31,
	2009	2008
		(As revised)
Revenues:
Property rental	$59,762	$60,789
Management and franchise fees	5,276	5,108
Tenant reinsurance	5,683	4,368
Other income	129	95
Total revenues	70,850	70,360

Expenses:
Property operations	21,479	21,651
Tenant reinsurance	1,465	1,108
Unrecovered development and acquisition costs	106	96
Severance costs	825	—
General and administrative	9,359	9,530
Depreciation and amortization	13,243	13,933
Total expenses	46,477	46,318

Income from operations	24,373	24,042

Interest expense	(18,271)	(16,391)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(405)	(913)
Interest income	484	824
Interest income on note receivable from Preferred Operating Partnership unit holder	1,212	1,212
Gain on repurchase of exchangeable senior notes	352	6,311
Income before equity in earnings of real estate ventures and income tax expense	7,745	15,085
Equity in earnings of real estate ventures	1,676	2,322
Income tax expense	(1,983)	(329)
Net income	7,438	17,078

Net income allocated to Preferred Operating Partnership noncontrolling interests	(1,505)	(1,642)
Net income allocated to Operating Partnership and other noncontrolling interests	(1)	(403)
Net income attributable to common stockholders	$5,932	$15,033

Net income per common share
Basic	$0.07	$0.18
Diluted	$0.07	$0.18

Weighted average number of shares
Basic	86,588,048	85,581,370
Diluted	91,364,431	90,837,769

Cash dividends paid per common share	$0.13	$0.25

Consolidated Statement of Operations for the Year Ended December 31, 2009 and 2008

(In thousands, except share and per share data)

	2009	2008
		(As revised)
Revenues:
Property rental	$238,256	$235,695
Management and franchise fees	20,961	20,945
Tenant reinsurance	20,929	16,091
Other income	330	520
Total revenues	280,476	273,251

Expenses:
Property operations	88,935	84,522
Tenant reinsurance	5,461	5,066
Unrecovered development and acquisition costs	19,011	1,727
Severance costs	2,225	—
General and administrative	40,554	39,908
Depreciation and amortization	52,403	49,566
Total expenses	208,589	180,789

Income from operations	71,887	92,462

Interest expense	(67,579)	(64,611)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(2,239)	(4,060)
Interest income	1,582	3,399
Interest income on note receivable from Preferred Operating Partnership unit holder	4,850	4,850
Gain on repurchase of exchangeable senior notes	27,928	6,311
Loss on sale of investments available for sale	—	(1,415)
Income before equity in earnings of real estate ventures and income tax expense	36,429	36,936
Equity in earnings of real estate ventures	6,964	6,932
Income tax expense	(4,300)	(519)
Net income	39,093	43,349
Net income allocated to Preferred Operating Partnership noncontrolling interests	(6,186)	(6,269)
Net income allocated to Operating Partnership and other noncontrolling interests	(930)	(1,299)
Net income attributable to common stockholders	$31,977	$35,781

Net income per common share
Basic	$0.37	$0.46
Diluted	$0.37	$0.46

Weighted average number of shares
Basic	86,343,029	76,996,754
Diluted	91,082,834	82,352,988

Cash dividends paid per common share	$0.38	$1.00